EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Sector Rotational Fund in Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A, Nos. 333-126328).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated December 17, 2008, with respect to the financial statements and financial highlights of MFS Sector Rotational Fund, included in the Annual Report to Shareholders for the fiscal year ended October 31, 2008.

ERNST & YOUNG LLP
Ernst & Young LLP

December 24, 2008